Exhibit 99.1

Ethan Allen Expands its Board of Directors and Declares Regular Quarterly Cash Dividend

DANBURY, CT – January 25, 2022 – Ethan Allen Interiors Inc. (“Ethan Allen” or the “Company”) (NYSE: ETD) today announced that María Eugenia (Gina) Casar has been elected to the Company’s Board of Directors, effective January 25, 2022.

Appointment of Gina Casar to the Board

Gina Casar recently served as Assistant Executive Director for United Nations World Food Programme, based in Rome, Italy. In this position she was responsible for Human Resources management, Wellness, Workplace Culture, Ombudsman and Ethics. Prior roles include Executive Director for AMEXCID Mexican Agency for International Cooperation, various senior leadership positions throughout the United Nations, including Under Secretary General and Associate Administrator from 2014 to 2016 and CFO and Controller between 2011 and 2014 and associations with several prominent organizations based in Mexico.

Ms. Casar is a member of the Board of Save the Children Mexico, a member of “Global Women Leaders: Voices for change and inclusion,” and a member of the Global Future Council of International Governance and Sustainable Development. She holds an MBA and a degree in public accounting, with honors, from the Instituto Tecnológico Autónomo de México (ITAM).

Farooq Kathwari, Ethan Allen’s Chairman, President and CEO, commented, “We are very pleased to have Gina Casar, a leading finance and ESG executive, join our Board of Directors. Gina joins a highly qualified group of independent directors who bring deep industry, marketing, management, finance, technology, and accounting experience to Ethan Allen and who contribute on both a strategic and operational level. Her strong strategic financial management and risk management skills combined with her ESG perspective will be a valuable addition to our Board.”

A full listing of the Ethan Allen’s Board of Directors may be found at: https://ir.ethanallen.com/corporate-governance/board-of-directors

Regular Quarterly Cash Dividend Declared

The Company’s Board of Directors declared a regular quarterly cash dividend of $0.29 per share, payable on February 23, 2022, to shareholders of record at the close of business on February 8, 2022.

Mr. Kathwari commented, “As we celebrate our 90 years of innovation across our vertically integrated enterprise, I am pleased to continue this payment of our regular quarterly dividend. We have a great opportunity to continue our growth in sales and profitability due to our talented team, strong retail network, the personal service of our interior design professionals increasingly combined with technology, our unique vertical integration whereby 75% of products are made in our North American manufacturing workshops, and our strong logistics network of national distribution centers and retail home delivery centers delivering product with white glove service to our clients’ homes.”

As previously announced on January 13, 2022, the Company will release its fiscal 2022 second quarter financial results on January 27, 2022.

ABOUT ETHAN ALLEN

Ethan Allen Interiors Inc. (NYSE: ETD) is a leading interior design company, manufacturer and retailer in the home furnishings marketplace. The Company is a global luxury home fashion brand that is vertically integrated from product design through home delivery, which offers its customers stylish product offerings, artisanal quality, and personalized service. The Company provides complimentary interior design service to its clients and sells a full range of home furnishings through a retail network of design centers located throughout the United States and abroad as well as online at ethanallen.com. Ethan Allen owns and operates nine manufacturing facilities located in the United States, Mexico and Honduras, including one sawmill, one rough mill and a lumberyard. Approximately 75% of its products are manufactured or assembled in these North American facilities.

For more information on Ethan Allen's products and services, visit www.ethanallen.com.

Investor / Media Contact:

Matt McNulty
Senior Vice President, Chief Financial Officer and Treasurer
IR@ethanallen.com